**PROMISSORY NOTE**

$100,000

East Setauket, New York
October 2, 2008

FOR VALUE RECEIVED, the undersigned, Lixte Biotechnology Holdings, Inc., a Delaware corporation (the "Company"), hereby promises to pay to Gil Schwartzberg, or order, the principal sum of $100,000 on demand, with interest on the unpaid balance of such principal sum from the date hereof at the rate of 5% per annum.

Payments of principal and interest shall be made in lawful money of the United States of America at the principal office of the payee named above or at such other place as the holder hereof shall have designated to the Company in writing.

This Note is subject to prepayment, without penalty, at any time.

If legal action is instituted by the holder hereof to enforce this Note, the Company promises to pay holder's reasonable attorneys' fees.

Lixte Biotechnology Holdings, Inc.

By: _______________
John Kovach, President

02392/0001 179665.1